Exhibit 99.1

ECOLOCAP RECEIVES MAJOR INVESTMENT

Barrington, IL- October 17, 2013 – EcoloCap Solutions Inc. (OTCMKTS: ECOS)

Michael Siegel, CEO of EcoloCap Solutions Inc. states: ECOS has received an investment from Chicago Venture Partners (http://www.chicagoventure.com/).  This infusion of funds will be used to supply orders of D-20 (kerosene, methanol and water emulsion for the heating of poultry aviaries) from 3,000 chicken farms and approximately 1,000 duck farms in Korea.

Our goal is to deliver 400,000 liters of D-20 per month in January 2014.  February 2014, we will ramp up production, and plan to produce a total of 800,000 liters per month. By July, we will have the ability to deliver 2.4 million liters per month, satisfying the orders that we have been requested to fill.    Starting April 2015, ECOS will have the capacity to produce 18 million liters per month. D-20 fuel currently sells for $0.487/liter.

The D-20 technology is the only fuel that has been tested by the Korean Poultry Association which reduces the heating costs by 30%, reduces poultry time to market from 35 days to 32 days (which provides an extra cycle of breeding per year), and reduces poultry mortality by 1.5%.  A typical aviary houses approximately 35,000 chickens, which means that, in addition to cost savings, the farmer could gain a minimum of an extra 8,400 chickens per year, or 25,200 lbs.  Korea exports over 800,000 lbs. of chicken/year to Asia and Europe.

“We feel that the EcoloCap emulsion D-20 fuel is a once in a lifetime investment opportunity” states John Fife, Managing Partner, Chicago Venture Partners. “And, coupled with ECOS other technologies, there is a strong prospect that ECOS technology may become a leading technology for the reduction in consumption and emissions from diesel and other heavy fuel oils”.

About The Company: EcoloCap Solutions Inc. (OTCMKTS:ECOS) is focused on technologies that utilize advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  Website: http://www.EcoloCap.com.

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ from those contained in the forward-looking statements.

Contact:
Investor Relations:
Tel: 866-479-7041
investor@EcoloCap.com

EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
info@EcoloCap.com
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